Exhibit 10.6

Date:	August 3, 2005

To:	Michael Payne

From:	Peter Dameris, Chief Executive Officer and President

RE:	Notice of Contingent Restricted Stock Unit Award

You were granted a Contingent Restricted Stock Unit Award (an “Award”) by On Assignment, Inc. (the “Company”) on August 3, 2005. Your Award is subject to certain terms and conditions in this letter.

1.                                       Amount of your Award: The amount of your Award is $150,000, payable in stock units or cash as specified in paragraph 2 below.

2.                                       Payment of Your Award:  Subject to approval of the Plan Amendment (as described in paragraph 3 below), if you remain employed by the Company until the date of the Company’s 2006 Annual Shareholders Meeting, you will be granted stock units representing shares of the Company’s common stock with a value equal to the amount of your Award.  The value will be determined based on the closing price of the Company’s common stock on the date immediately prior to the Company’s 2006 Annual Shareholders Meeting.

Notwithstanding the preceding paragraph, if the Company under goes a Change of Control (as defined in the attachment to this letter) prior to the Company’s 2006 Annual Shareholders Meeting and you remain employed by the Company (or its successor) until the Change of Control, upon the consummation of the Change of Control, you will receive a grant of stock units representing shares of the Company’s common stock (or the common stock of the Company’s successor as determined by the Company’s Board of Directors), with a value equal to the amount of your Award.  The value will be determined based on the closing price of the Company’s common stock on the date immediately prior to the consummation of the Change of Control.

If in connection with a Change of Control the Company fails to obtain the agreement of the buyer to issue stock units in settlement of your Award or the Company otherwise determines that stock units cannot be issued, in lieu of being granted stock units, you will instead be paid an amount in cash (less applicable withholding taxes) upon the consummation of the Change of Control equal to the amount of your Award as shown in paragraph 1 above; provided, that, you remain employed by the Company (or its successor) at the time of the consummation of the Change of Control.

3.                                       Other Important Terms and Conditions:  Your Award is contingent upon the approval by the Company’s Board of Directors (the “Board”) and the shareholders of the Company of an amendment to the Restated 1987 Stock Option Plan (the “Plan”) increasing the number of shares available for grant as awards other than stock options (the “Plan Amendment”), except to the extent a Change of Control occurs prior to the date of the Company’s 2006 Annual Shareholders Meeting.  If the Board and the shareholders of the Company do not approve the Plan Amendment at or prior to the Company’s 2006 Annual Shareholders Meeting, and a Change of Control has not occurred prior to the date of the Company’s 2006 Annual Shareholders Meeting, you will not be granted stock units or receive a cash payment in respect of your Award and your Award will immediately lapse.

If the Board and the Company’s shareholders approve the Plan Amendment (or a Change of Control occurs) and you are granted stock units in satisfaction of your Award, the stock units will be subject to the terms and conditions determined by the Compensation Committee, including a required vesting schedule of thirteen equal quarterly installments.  Any payment of your Award shall be reduced for applicable withholding taxes.

Definition of a Change of Control

A “Change of Control” shall be deemed to occur upon the consummation of any of the following transactions:

(i)                                     a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Company’s outstanding voting stock prior to such transaction; or

(ii)                                  the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

(iii)                               any  reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or

(iv)                              the acquisition by any person (or entity) directly or indirectly of 50% or more of the combined voting power of the outstanding shares of Company capital stock; or

(v)                                 during any period of two (2) consecutive years (not including any period prior to the date of this letter), individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”) (and any new director whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constituted a majority thereof; provided, however, that any individual becoming a director subsequent to the date of this letter whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board on the date of this letter (the “Incumbent Board”) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.